Exhibit 5.1
March 29, 2007
Aruba Networks, Inc.
1322 Crossman Ave.
Sunnyvale, CA 94089
   RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Aruba Networks, Inc., a Delaware corporation (the “Registrant” or “you”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 26,654,783 shares of your Common Stock, $.0001 par value (the “Shares”), reserved for issuance under the 2002 Stock Plan, 2007 Equity Incentive Plan and Employee Stock Purchase Plan (the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.
     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.